Exhibit 3.9
Exhibit A
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AERO SYSTEMS ENGINEERING, INC.
Article I
NAME
The name of the corporation (the “Corporation”) is Aero Systems Engineering, Inc.
Article II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Minnesota, and the Corporation’s registered agent at the registered office is:
National Registered Agents, Inc.
100 South Street, Suite 1075
Minneapolis, Minnesota 55402
Article III
PURPOSE
The nature of the business or purposes to be conducted or promoted is to engage in any and all lawful acts or activities for which corporations may be organized under the Minnesota Business Corporation Act (the “MBCA”).
Article IV
CAPITALIZATION
The total number of shares of stock which the Corporation is authorized to issue is 25,000 shares of common stock, par value $0.01 per share.
Article V
BOARD OF DIRECTORS
The Board of Directors of the Corporation shall consist of one (1) or more members, the exact number to be fixed and determined from time to time by resolution of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VI
MEETINGS OF STOCKHOLDERS; BOOKS AND RECORDS
Meetings of the stockholders of the Corporation may be held within or without the State of Minnesota, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Minnesota at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
Article VII
LIMITATION ON PERSONAL LIABILITY OF DIRECTORS
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the MBCA or any other law of the State of Minnesota is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the MBCA or other law of the State of Minnesota, as so amended.
Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
Article VIII
INDEMNIFICATION
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the MBCA permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the MBCA.
Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.
Article IX
AMENDMENTS
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article X
EXCLUDED OPPORTUNITIES
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
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13485333.4
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